Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

Huntington Beach, California – September 6, 2005 – BJ’s Restaurants, Inc. (Nasdaq: BJRI), announced today the appointment of Gregory S. Levin as Chief Financial Officer. As CFO, Levin will have full responsibility for the Company’s accounting, treasury, tax, planning, investor relations, technology and risk management activities. Levin replaces Louis M. Mucci, who will transition to an advisory board member role when his employment agreement ends on September 15, 2005.

“We are delighted to have Greg on the BJ’s executive team,” said Jerry Deitchle, President and CEO. “Greg is a highly respected, seasoned restaurant finance executive with significant experience in building leverageable support infrastructures for restaurant growth companies. Additionally, Greg has a strong passion for the operational side of the restaurant business. I am confident that Greg’s financial experience and skills will become increasingly valuable as we continue to build BJ’s into a nationally respected and admired restaurant growth company.”

Since 2004, Levin has served as Chief Financial Officer and Secretary for privately-held SB Restaurant Co., operator of the 34-unit Elephant Bar casual dining restaurant concept. From 1996-2004, Levin was employed by publicly-held California Pizza Kitchen, Inc., operator and licensor of approximately 185 casual dining restaurants, with his last position as Vice President, Chief Financial Officer and Secretary. Earlier in his career, he served as an audit manager with Ernst & Young LLP. Levin, a CPA, earned a BA from The University of California, Santa Barbara and an MBA from the Anderson Graduate School of Management at UCLA.

The Company also announced today that Robert Curran has been appointed Vice President and Treasurer. Curran previously served as Vice President, Investor Relations. He will gradually transition his investor relations responsibilities to Levin during the next few months. Curran will have primary responsibility for the Company’s cash management, planning, analysis and risk management activities. “Rob has done an excellent job in his IR role during the past two years, and I am confident that he will add even more value to our Company in his expanded role as treasurer,” said Deitchle.

“On behalf of our management team, I also want to thank Lou Mucci for his valuable service as our CFO during the past 18 months,” said Deitchle. “Lou originally began his service to our Company as an independent board member back in 2002. He voluntarily relinquished that role when requested by the board to serve as CFO during an important transition period for the Company’s financial affairs. Now that Lou’s CFO assignment has been successfully completed, we look forward to his continuing counsel to our Company as an advisory board member.” BJ’s Restaurants, Inc. currently owns and operates 41 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts.

Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates eleven microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (28), Texas (5), Arizona (3), Oregon (3), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that could cause or contribute to such differences include, without limitation, those factors discussed herein: our ability to manage an increasing number of new restaurant openings; construction delays; labor shortages; ability to recruit, train and retain enough qualified managerial and hourly workers to correctly operate our restaurants; minimum wage increases; food quality and health concerns; factors that impact California, where 28 of our current 41 restaurants are located; restaurant and brewery industry competition; impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards; consumer trends; potential uninsured losses and liabilities; fluctuating commodity costs including food and energy; trademark and servicemark risks; government regulations; licensing costs; other general economic and regulatory conditions and requirements; beer and liquor regulations; loss of key personnel; success of key strategic and operational initiatives; inability to secure acceptable sites; limitations on insurance coverage; legal proceedings, if any and the amount of, and any changes to, tax rates and the success of various initiatives to minimize taxes; and changes in accounting standards or interpretations of existing standards adopted by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Emerging Issues Task Force and the American Institute of Certified Public Accountants that could impact our reported financial results.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.